EXHIBIT 16.1

May 6, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 6, 2010 of Finlay Enterprises, Inc. and are in agreement with the statements in paragraphs (i), (ii), (iv), (v) and (vi) on pages 2 and 3 therein.  We have no basis to agree or disagree with paragraph (iii) therein.

Very truly yours,

Eisner LLP